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                                                                  Exhibit (a)(5)



June 22, 2001
New York, New York



FOR IMMEDIATE RELEASE ....
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     Bighorn Associates II LLC has extended the expiration date of its offer to purchase units of limited partnership interest in Resources Pension Shares 5, L.P. until 12:00 Midnight, New York City time, on June 28, 2001. Approximately 285,600 Units had been validly tendered pursuant to the offer as of the close of business on June 21, 2001.

     For additional information, please contact us at (888) 448-5554.